Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-6284

lsharp@smith-wesson.com

Smith & Wesson Board of Directors Authorizes

$50 Million Stock Repurchase Plan

SPRINGFIELD, Mass., June 25, 2015 — Smith & Wesson Holding Corporation (NASDAQ Global Select Market: SWHC), a leader in firearm manufacturing and design, today announced that its Board of Directors has authorized the repurchase of up to $50 million of the company’s common stock from time to time until June 23, 2017. The amount and timing of any repurchases will depend on a number of factors, including price, trading volume, general market conditions, legal requirements, and other factors. The repurchases may be made on the open market, in block trades, or in privately negotiated transactions. Any shares of common stock repurchased under the program will be considered issued but not outstanding shares of the company’s common stock.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s firearm division brands include Smith & Wesson®, M&P®, and Thompson/Center Arms™. As a leading provider of shooting, reloading, gunsmithing, and gun cleaning supplies, the company’s accessories division produces innovative, high-quality products under several brands, including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, and Hooyman™ Premium Tree Saws. Smith & Wesson facilities are located in Massachusetts, Maine, Connecticut, and Missouri. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include our belief that the amount and timing of any repurchases will depend on a number of factors, including price, trading volume, general market conditions, legal requirements, and other factors; and our expectations regarding the manner of the repurchases, if any. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Additional information about the risk factors to which we are exposed and other factors that may adversely affect these forward-looking statements is contained in our reports and filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2015. Investors should not place undue reliance on forward-looking statements as predictions of future results. We undertake no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release except as otherwise required by law.